Exhibit 99.1
FOR IMMEDIATE RELEASE
CYPRESS BIOSCIENCE AGREES TO BE ACQUIRED BY RAMIUS LLC AND
ROYALTY PHARMA FOR $6.50 PER SHARE IN CASH
SAN DIEGO, CA and NEW YORK — December 15, 2010 — Cypress Bioscience, Inc. (Nasdaq: CYPB) (“Cypress”), a pharmaceutical company engaged in the development of innovative drugs to treat central nervous system (CNS) disorders, announced today that it has entered into a definitive merger agreement with Ramius V&O Acquisition LLC, an affiliate of Ramius LLC (collectively, “Ramius”) and affiliates of Royalty Pharma (“Royalty Pharma”), providing for the acquisition of Cypress by Ramius and Royalty Pharma. Under the terms of the agreement, which was unanimously approved by Cypress’ Board of Directors, Ramius will amend its existing tender offer to acquire all of the outstanding shares of Cypress common stock it does not already own at an increased price of $6.50 per share in cash. The transaction has a total equity value of approximately $255 million on a fully-diluted basis.
The $6.50 per share cash purchase price represents a premium of approximately 63% over Ramius’ original unsolicited proposal to acquire Cypress for $4.00 per share in cash, and a premium of approximately 160% to the Company‘s unaffected share price on July 16, 2010, the last trading day prior to the public disclosure of Ramius’ unsolicited proposal.
“For more than two months, Cypress’ Board of Directors undertook a comprehensive evaluation of the Company’s strategic alternatives,” said Daniel H. Petree, Lead Independent Director of Cypress’ Board of Directors. “After thorough and extensive analysis with our financial advisors, Cypress’ Board unanimously concluded that this transaction with Ramius and Royalty Pharma provides significant cash value to our stockholders and is in the best interests of our stockholders, customers and employees.”
Ramius Partner Managing Director Jeffrey C. Smith stated, “We are pleased that Cypress’ Board of Directors has accepted our all-cash offer of $6.50 per share. We firmly believe that this offer represents full and fair value for all Cypress stockholders and look forward to an expeditious closing of the merger.” Mr. Smith went on to state, “Royalty Pharma has proven to be an extremely valuable partner in our acquisition of Cypress. Their expertise in investing in and acquiring royalty interests has allowed us to structure a unique and efficient transaction that we believe clearly maximizes value for all stockholders.”
Pablo Legorreta, Chief Executive Officer of Royalty Pharma, commented, “As the leading investor in biopharmaceutical royalties, we have a long history of working in partnerships with biotech companies and their management teams. This transaction validates the successful record of Cypress’ team under the leadership of Dr. Jay Kranzler, which includes the development of two FDA approved products.” Mr. Legorreta further added, “We are excited to add the Savella® royalty to our diversified portfolio of leading biopharmaceutical royalties and look forward to working with Cypress management to enhance the value of the company’s pipeline assets.”

Cypress’ Board of Directors unanimously determined that the definitive merger agreement with Ramius and Royalty Pharma and the terms of the Ramius/Royalty Pharma tender offer are fair to and in the best interests of Cypress and its stockholders, and recommends that Cypress stockholders tender their Cypress shares to Ramius/Royalty Pharma and adopt the merger agreement. Cypress will amend its Schedule 14D-9 previously filed with the Securities and Exchange Commission to reflect the recommendation of its Board of Directors.
The transaction is subject to certain closing conditions, including the valid tender of sufficient shares, which, when added to shares owned by Ramius and its affiliates and Royalty Pharma, constitute more than 50% of the total number of common shares outstanding on a fully-diluted basis. It is also subject to regulatory approvals and other customary closing conditions. There is no financing condition to consummate the transaction.
Ramius and Royalty Pharma’s tender offer for all of the outstanding shares of common stock of Cypress, which was scheduled to expire at Midnight, New York City time, December 17, 2010, will be extended and remain open through Midnight, New York City time, on December 29, 2010, unless further extended in accordance with the terms of the merger agreement. As of the close of business on December 14, 2010, approximately 3,109,292 shares of common stock of Cypress, representing approximately 8.1% of all outstanding shares, were validly tendered and not withdrawn pursuant to the tender offer. This amount does not include the 3,815,000 shares owned by Ramius and its affiliates.
Following the completion of the tender offer and, if required, receipt of approval by Cypress’ stockholders, Ramius expects to consummate a merger of Ramius V&O Acquisition LLC and Cypress in which any shares of Cypress not tendered into the tender offer will be cancelled in exchange for the right to receive $6.50 per share in cash. The transaction is currently expected to close in January 2011, but could close as early as December 30, 2010. The terms and conditions of Ramius and Royalty Pharma’s amended tender offer will be described in amended offer documents, which will be filed with the Securities and Exchange Commission.
Jefferies & Company, Inc. is serving as financial advisors to Cypress and Cooley LLP, Sullivan & Cromwell LLP and Potter Anderson & Corroon LLP are serving as Cypress’ legal advisors. Perella Weinberg Partners is serving as financial advisors to the Board of Directors of Cypress. Olshan Grundman Frome Rosenzweig & Wolosky LLP is serving as legal advisor to Ramius. Groton Partners is serving as financial advisor to Royalty Pharma. Goodwin Procter LLP and Akin Gump, Strauss, Hauer & Feld, LLP are serving as legal advisors to Royalty Pharma.
About Cypress
Cypress is a pharmaceutical company dedicated to the development of innovative drugs targeting large unmet medical needs for patients suffering from a variety of disorders of the central nervous system. Since 1999, Cypress has received FDA approvals for both of the products it brought to the FDA during that period, including for Prosorba™, a medical device for rheumatoid arthritis, and Savella® (milnacipran HCl), for fibromyalgia. The Company focuses on generating stockholder value by reaching clinical development milestones as quickly and efficiently as possible. Cypress’ development-stage assets include CYP-1020 for cognitive impairment in schizophrenia, Staccato® nicotine for smoking cessation and intranasal carbetocin for autism. More information on Cypress and its products and development assets is available at http://www.cypress.com/.

About Ramius
Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.
About Royalty Pharma
Royalty Pharma is the industry leader in acquiring revenue-producing intellectual property — principally royalty interests in marketed and late stage biopharmaceutical products with a market value of over $2 billion. Royalty Pharma currently owns a diversified portfolio of royalty interests in several high-quality blockbuster biopharmaceutical products, including Amgen’s Neupogen® and Neulasta®, Genentech’s Rituxan®, Gilead’s Emtriva®, Truvada® and Atripla®, Celgene’s Thalomid®, and now Abbott’s Humira®. The company has a ten year history of providing value to holders of royalty interests, including its joint $525 million acquisition with Gilead Sciences of Emory University’s emtricitabine royalty interest and its acquisitions of approximately 80% of Memorial Sloan Kettering’s U.S. and international royalty interests in Neupogen® and Neulasta® for over $400 million. The strong market position enjoyed by the products in which Royalty Pharma owns royalties — generally the sole or number one product in their therapeutic classes — and its revenue diversification are some of the key attributes contributing to the investment grade rating of Royalty Pharma’s finance trust, which is further wrapped by a mono-line insurer to “AAA”/”Aaa” by S&P and Moody’s. More information on Royalty Pharma is available at www.royaltypharma.com.
Forward Looking Statement
The offer to buy shares of Cypress common stock will be made only pursuant to the offer to purchase and related materials that Ramius has filed with the SEC that will be amended. Cypress stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. These materials and any other documents filed by Ramius or Cypress with the SEC may be obtained free of charge at the SEC’s website at www.sec.govand by contacting Cypress Investor Relations at 858-452-2323. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on Cypress’ website at www.cypress.com. Investors and security holders are urged to read the Schedule TO, as amended, and the Schedule 14D-9, as amended, and the other relevant materials before making any investment decision with respect to the Ramius tender offer.
Statements in this press release that relate to future results and events are forward-looking statements based on Cypress and Ramius’and Royalty Pharma’s current expectations regarding tender offer and transactions contemplated by the merger agreement. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, if at all, Cypress may not satisfy one or more closing conditions and other risks that are described in Cypress Annual Report on Form 10-K for the year ended December 31, 2009 and in its subsequently filed SEC reports. Cypress undertakes any obligation to update these forward-looking statements except to the extent otherwise required by law.
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Contacts:

For Cypress	For Ramius	For Royalty Pharma
Matthew Sherman or Dara Silverstein 212-355-4449 both of Joele Frank, Wilkinson Brimmer Katcher Amy Bilbija or Bob Marese 212-929 -5500 both of MacKenzie Partners, Inc.	Peter Feld, 212-201-4878, or Gavin Molinelli 212-201-4828 both of Ramius LLC	Pablo Legorreta 212-883-2289, or Alexander v. Perfall 212-883-2298